Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ORIX Corporation:

July 30, 2014

We consent to the use of our reports dated June 26, 2014, with respect to the consolidated balance sheets of ORIX Corporation and its subsidiaries as of March 31, 2013 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2014, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2014, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement on Form F-3. Our report dated June 26, 2014, on the consolidated financial statements, contains an explanatory paragraph describing that ORIX Life Insurance Corporation, a subsidiary of the Company, decided to purchase all issued shares of Hartford Life Insurance K.K. (HLIKK) held by Hartford Life, Inc. on April 28, 2014, and that upon closing, HLIKK would become a consolidated subsidiary of the Company; and our report dated June 26, 2014, on the effectiveness of internal control over financial reporting as of March 31, 2014, contains an explanatory paragraph stating that the Company acquired DAIKYO INCORPORATED (DAIKYO) during the year ended March 31, 2014, management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2014, DAIKYO’s internal control over financial reporting, and our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of DAIKYO.

/s/     KPMG AZSA LLC

Tokyo, Japan